Exhibit 99.2

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of Cox Communications, Inc.:

Opinion

We have audited the consolidated financial statements of Cox Communications, Inc. and subsidiaries (the "Company") (a wholly owned subsidiary of Cox Enterprises, Inc.), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in equity, and cash flows for the three years then ended December 31, 2025 and the related notes to the consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Atlanta, GA

February 27, 2026

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31
(in millions)	2025	2024
ASSETS
Cash and cash equivalents	$64	$97
Accounts receivable — net of allowance of $38 and $32, respectively	657	603
Amounts due from Cox Enterprises, Inc.	4,025	4,273
Prepaid expenses and other current assets	352	310
Total current assets	5,098	5,283
Property and equipment — net	12,603	12,216
Goodwill	1,260	1,260
Intangible assets — net	11,374	17,009
Other noncurrent assets	394	513
TOTAL ASSETS	$30,729	$36,281

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable	$497	$565
Accrued labor and benefits	482	668
Accrued programming costs	180	203
Accrued expenses and other current liabilities	790	792
Current portion of long-term debt	1,038	877
Total current liabilities	2,987	3,105
Long-term debt	11,474	12,323
Deferred income taxes	4,446	5,465
Other noncurrent liabilities	873	902
Total liabilities	19,780	21,795
EQUITY
Common stock, $1.00 par value; 1,000 shares authorized and 100 shares issued and outstanding	—	—
Additional paid-in capital	4,540	4,429
Retained earnings	6,409	10,057
Total equity	10,949	14,486
TOTAL LIABILITIES AND EQUITY	$30,729	$36,281

See notes to Consolidated Financial Statements.

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(in millions)	2025	2024	2023
REVENUES	$12,531	$13,073	$13,326

OPERATING EXPENSES:
Operating costs and expenses (a)	7,543	8,134	8,261
Depreciation and amortization	2,158	2,183	2,099
Impairment of intangible assets	5,604	—	—
Other — net	192	206	(32)
Total operating expenses	15,497	10,523	10,328

OPERATING (LOSS) INCOME	(2,966)	2,550	2,998

NON-OPERATING EXPENSES:
Interest expense — net	(424)	(373)	(361)
Investment expense — net	(58)	(47)	(151)
Miscellaneous income — net	28	45	43
Total non-operating expenses	(454)	(375)	(469)

(LOSS) INCOME BEFORE INCOME TAXES	(3,420)	2,175	2,529

INCOME TAX BENEFIT (EXPENSE)	772	(450)	(626)

NET (LOSS) INCOME	(2,648)	1,725	1,903
Less: Net loss attributable to noncontrolling interests	—	—	18
NET (LOSS) INCOME ATTRIBUTABLE TO COX COMMUNICATIONS, INC.	$(2,648)	$1,725	$1,921

(a) See Note 13 — Transactions with Affiliated Companies and Related Parties for impacts associated with related parties.

See notes to Consolidated Financial Statements.

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in millions)	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,648)	$1,725	$1,903
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,158	2,183	2,099
Deferred income taxes	(1,019)	(4)	150
Investment expense — net	58	47	151
Impairment of intangible assets	5,604	—	—
Provision for doubtful accounts	94	95	93
Restructuring and other	(65)	180	—
Changes in certain assets and liabilities:
Increase in accounts receivable	(147)	(128)	(84)
Increase in prepaid expenses and other assets	(11)	(10)	(66)
Decrease in accounts payable	(69)	(66)	—
(Decrease) increase in accrued expenses and other liabilities	(117)	(6)	8
Other — net	(12)	(26)	7
Net cash provided by operating activities	3,826	3,990	4,261

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,247)	(2,497)	(2,867)
Decrease (increase) in amounts due from Cox Enterprises, Inc.	248	(2,938)	(387)
Acquisition — net of cash acquired	—	—	(239)
Other — net	46	45	32
Net cash used in investing activities	(1,953)	(5,390)	(3,461)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	2,998	1,000
Repayment of debt	(885)	(576)	(490)
Purchases of subsidiary shares from noncontrolling interests	—	—	(516)
Dividends paid	(1,000)	(1,000)	(750)
Other — net	(21)	(45)	(27)
Net cash (used in) provided by financing activities	(1,906)	1,377	(783)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(33)	(23)	17
CASH AND CASH EQUIVALENTS — Beginning of period	97	120	103
CASH AND CASH EQUIVALENTS — End of period	$64	$97	$120

See notes to Consolidated Financial Statements.

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in millions)	Common Stock	Additional Paid-In Capital	Retained Earnings	Noncontrolling Interests	Total
BALANCE — January 1, 2023	$—	$4,814	$8,161	$52	$13,027

Net income (loss)	—	—	1,921	(18)	1,903
Dividends	—	—	(750)	—	(750)
Purchase of subsidiary shares from noncontrolling interest — net	—	(385)	—	(34)	(419)

BALANCE — December 31, 2023	—	4,429	9,332	—	13,761

Net income	—	—	1,725	—	1,725
Dividends	—	—	(1,000)	—	(1,000)

BALANCE — December 31, 2024	—	4,429	10,057	—	14,486
Net loss	—	—	(2,648)	—	(2,648)
Contribution to capital from Cox Enterprises, Inc.	—	111	—	—	111
Dividends	—	—	(1,000)	—	(1,000)
BALANCE — December 31, 2025	$—	$4,540	$6,409	$—	$10,949

See notes to Consolidated Financial Statements.

COX COMMUNICATIONS, INC.

(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Cox Communications, Inc. (together with its consolidated subsidiaries, "Cox" or "the Company"), a wholly-owned subsidiary of Cox Enterprises, Inc. ("CEI"), is committed to creating meaningful moments of human connection through technology. As the largest private broadband company in the United States, Cox operates fiber-powered networks in more than 30 states, providing connections and advanced managed IT and cloud services for homes and businesses. Cox Mobile, Cox's mobile phone service, is available across markets nationwide. The commercial division of Cox, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber-based network solutions that support connected environments, unique hospitality experiences and diverse applications.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of Cox and all wholly-owned, majority-owned or controlled subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Cox has included the results of operations of acquired companies from the date of acquisition.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include: (i) the useful lives and recoverability of amortizing and depreciating long-lived assets; (ii) the fair value of indefinite-lived intangible assets; (iii) the fair value of assets acquired and liabilities assumed in business combinations; (iv) capitalization rates for network construction and capital activity percentages for subscriber installation costs: (v) the determination of long-term incentive compensation expense; (vi) the determination of pension, postemployment and postretirement expense; and (vii) the accounting for income taxes. Cox evaluates its estimates and assumptions on an ongoing basis. Estimates are evaluated based on available information and historical experience, as well as other assumptions Cox believes reasonable under the circumstances. Actual results could differ from those estimates.

Business Combination

Assets acquired and liabilities assumed as part of a business combination are recorded at their fair value at the date of acquisition. The excess of purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Determining fair value of identifiable assets, particularly intangible assets and liabilities acquired requires management to make estimates, which are based on all available information and in some cases, assumptions, with respect to the timing and amount of future revenues and expenses associated with an asset or liability.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid assets with maturities of three months or less at time of purchase. Cox receives day-to-day management services from CEI, with settlements of outstanding balances between Cox and CEI occurring periodically at market interest rates. These services include the sweep of Cox's deposited receipts into the CEI cash management system, as well as the coverage of Cox’s checks presented for payment, inclusive of payments for acquisitions, payroll and certain other operating and capital expenditures.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at net realizable value. Cox measures its credit losses using a current expected credit loss model. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The allowance for credit losses represents Cox's best estimate of probable future losses in the accounts receivable balance, primarily based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are written off against the allowance when Cox believes that the receivable will not be recovered.

Activity in the allowance for credit losses was as follows:

	December 31,
(in millions)	2025	2024	2023
Balance — beginning of year	$(32)	$(33)	$(28)
Charged to bad debt expense	(94)	(95)	(93)
Write-offs — net of recoveries	88	96	88
Balance — end of year	$(38)	$(32)	$(33)

Property and Equipment

Property and equipment, including internally developed software, are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives. Depreciation commences on the date the assets are placed in service. Cox periodically evaluates the estimated useful lives of its property and equipment to determine whether events or circumstances warrant revised estimates. Changes in estimated useful lives are included prospectively in the period in which the changes occur. Expenditures for maintenance and repairs of property and equipment are expensed as incurred.

The carrying amounts of property and equipment and related estimated useful lives are as follows:

		December 31,
(in millions, except for useful lives)	Estimated Useful Lives	2025	2024
Transmission and distribution facilities	3 - 20 years	$20,464	$19,836
Computer hardware and software	3 - 5 years	5,394	5,209
Customer premise equipment	3 - 7 years	2,078	2,702
Finance lease assets	Various	1,220	1,028
Buildings and building improvements, including leasehold improvements	10 - 39 years (a)	1,266	1,245
Construction-in-progress	N/A	901	930
Other property and equipment	2 - 10 years	716	731
Land and land improvements	10 years	114	114
Property and equipment—at cost		$32,153	$31,795
Less accumulated depreciation		(19,550)	(19,579)
Property and equipment—net (b)		$12,603	$12,216

(a) Leasehold improvements are depreciated over the lesser of the asset's estimated useful life or lease term.

(b) Includes ROU assets under finance leases totaling $645 million and $376 million as of December 31, 2025 and 2024, respectively.

Depreciation expense, inclusive of finance lease amortization, totaled $2.1 billion for the years ended December 31, 2025, 2024 and 2023.

Cox capitalizes costs associated with the construction of and improvements to its cable transmission and distribution facilities, costs associated with acquiring and deploying new Cox-owned customer premise equipment and costs associated with installation of its services in accordance with accounting guidance related to cable television companies. Capitalized costs include all direct labor and materials, as well as certain indirect costs, which include employee salaries and benefits, third-party labor costs, warehousing costs and transportation costs. For network construction, Cox uses standard capitalization rates for direct labor and indirect costs. The capitalization rates are reviewed at least annually and any changes to the estimates, which may be significant, are included prospectively in the period in which the evaluations are completed. For subscriber installation costs, Cox uses estimated capital activity percentages related to building or rebuilding cable drop assets or deploying new Cox-owned customer premise equipment and applies the percentages to actual direct and indirect costs incurred in the period. Costs associated with subsequent installations of additional services are capitalized to the extent that they are directly attributable to building or rebuilding of cable drop assets or deploying new Cox-owned customer premise equipment. Costs associated with subsequent disconnection and reconnection services to existing customers are charged to cost of services as incurred.

Capitalization of internally developed software costs occurs during the application development stage. Costs incurred during the preliminary project and post implementation stages, including maintenance and training costs, are expensed as incurred. Cox also capitalizes certain costs associated with the purchase of software licenses. Expenditures for maintenance and repairs of property and equipment are expensed as incurred.

At the time of retirements, sales or other dispositions of property and equipment, the original cost and related accumulated depreciation are removed from the respective accounts and the gains and losses are presented in the Consolidated Statements of Operations as other — net.

Goodwill

Valuation of Goodwill — Cox tests goodwill for impairment at the reporting unit level. Cox is required to perform a goodwill impairment test annually and between annual tests when an event or circumstance indicates that the fair value of a reporting unit may be less than its carrying amount. Goodwill is tested for impairment as of December 31 each year. Cox has determined it has four reporting units: Residential, Commercial Core, Fiber and Media. Cox has the option to first assess qualitative factors to determine whether it is more-likely-than-not that the carrying value of a reporting unit exceeds its fair value. Cox evaluates the impact of various factors to the expected cash flows attributable to the reporting unit, as well as other valuation assumptions that may impact fair value, including macroeconomic and industry conditions and the overall financial performance of the reporting unit. If the reporting unit passes the qualitative assessment, no further testing is required. If a qualitative assessment indicates that goodwill is more-likely-than-not impaired, Cox must perform a quantitative test to compare the fair value of the reporting unit to its carrying value, including goodwill. The goodwill impairment amount, if any, represents the excess of the reporting unit's carrying amount over its fair value, limited to the total amount of goodwill allocated to the reporting unit.

Intangible Assets

Finite-Lived Intangible Assets — Cox's intangible assets subject to amortization are comprised primarily of franchise renewal and contribution costs, customer relationships, trade names and other contractual rights. Finite-lived intangible assets are amortized on a straight-line basis over the term of the related agreements or estimated useful lives. Cox periodically evaluates the estimated useful lives of its finite-lived intangible assets to determine whether events or circumstances warrant revised estimates. Any changes in estimated useful lives are included prospectively in the period in which the changes occur.

Indefinite-Lived Intangible Assets — Indefinite-lived intangible assets (primarily cable franchise value, trade names and CBRS spectrum licenses) are not amortized but instead are tested for impairment as described below. Additionally, indefinite-lived intangible assets are reassessed each reporting period to determine whether events or circumstances continue to support indefinite useful life classification.

Cox constructs and operates its cable systems under nonexclusive cable franchise rights that are granted by state or local governmental authorities. Cox obtained these franchise rights primarily through acquisitions of cable systems accounted for as business combinations.

State or local governmental authorities generally issue cable television franchises for a fixed period, typically 10 to 15 years and those franchises are subject to renewal pursuant to federal procedural and substantive requirements that create a significant expectation of franchise renewals. Cox has determined that its cable franchise value has an indefinite useful life primarily because (i) there are no legal, regulatory, contractual, competitive, economic or other factors limiting the period over which the cable franchise rights will continue to contribute to Cox's cash flows, (ii) Cox has never had a cable franchise right revoked and has never been denied a franchise renewal, (iii) Cox's renewal applications are granted by franchising authorities on their own merit and not as part of a comparative process with competing applications and (iv) under the Cable Communications Policy Act of 1984, franchising authorities may not unreasonably withhold renewals of cable system franchises. Cox will continue to reevaluate the expected life of its cable franchise rights each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

The Cox trade name intangible asset, which represents the value associated with the Cox business name, is deemed to have an indefinite useful life, as the asset is expected to contribute to Cox's cash flows for the foreseeable future.

The CBRS spectrum licenses are deemed to have an indefinite useful life because there are no legal, regulatory, contractual, competitive, economic or other factors, which limit the period over which these rights will contribute to Cox's cash flows.

Valuation of Indefinite-Lived Intangible Assets — Cox tests its indefinite-lived intangible assets for impairment annually as of December 31 and between annual tests if events or changes in circumstances indicate that the asset might be impaired. For its annual impairment test of indefinite-lived intangible assets, Cox performs either a quantitative or qualitative assessment. In qualitatively assessing whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired, Cox assesses relevant events and circumstances that could affect the significant inputs used to determine the fair value of the asset, including industry and market considerations, financial performance and legal and regulatory factors. However, if the indefinite-lived intangible asset does not pass the qualitative assessment, then Cox will perform a quantitative impairment test. When performing a quantitative assessment, if an asset's carrying value exceeds its estimated fair value, an impairment charge is measured and recorded in an amount equal to the excess.

Assumptions about the economy, future cash flows, growth rates, discount rates and other inputs used in developing fair value estimates are subjective. Cox considers the assumptions it uses in fair value estimates to be reasonable. Cox maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. Cox's use of unobservable inputs reflects the assumptions that market participants would use and may include Cox's own data adjusted based on reasonably available information. Changes in key estimates in future quantitative assessments, such as projected cash flows, competitive factors, discount rates and value of market transactions, may adversely impact the results of future impairment testing and could necessitate the recognition of an impairment charge.

Cox evaluates the unit of accounting periodically to ensure its impairment testing is performed at an appropriate level. For the year ended December 31, 2025, Cox evaluated its cable franchise value assets and the Cox trade name asset as one unit of accounting, and the CBRS Spectrum licenses were evaluated as three units of accounting, to align with the way the Company anticipates the assets to be utilized.

Valuation of Long-Lived Assets

Cox evaluates long-lived assets as an asset group at the entity level. Cox evaluates long-lived assets (including property and equipment and finite-lived intangible assets) for impairment when events or circumstances indicate that the carrying amount of an asset group may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset group, a significant change in the extent or manner in which an asset group is used, or a significant adverse change that would indicate that the carrying amount of an asset group is not recoverable. For long-lived assets to be held and used, Cox recognizes an impairment loss only if an asset group's carrying amount is not recoverable through the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. The impairment loss of the asset group is measured based on the excess of the carrying amount over fair value. Fair value is generally determined using quoted market values or discounted cash flow analyses, as applicable. Long-lived assets or asset groups held for sale are reported at the lower of cost or fair value less costs to sell.

Leases

Cox determines if an arrangement is a lease at inception. Cox’s main categories of leased asset classes include real estate, dark fiber, colocation facilities and other equipment. Some of the leases contain escalation clauses and may also contain renewal provisions upon the expiration of the initial lease term.

Operating lease right-of-use ("ROU") assets represent Cox’s right to use an underlying asset for the lease term and operating lease liabilities represent Cox’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term, including any lease payments made and excluding lease incentives. The lease terms may include options to extend or terminate when it is reasonably certain that Cox will exercise that option. As most of Cox’s leases do not provide an implicit rate, Cox generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Rent expense for operating leases is recognized on a straight-line basis over the lease term. Cox elected to account for the lease components and non-lease components as a single lease component and therefore, includes all fixed payments in the calculation of the operating lease ROU assets and liabilities. In addition to fixed lease payments, certain of Cox’s lease agreements include variable lease payments, which are tied to an index or rate such as the Consumer Price Index. Variable lease payments are not included in the calculation of the operating lease ROU assets and liabilities, but are disclosed. For certain equipment leases, Cox applies a portfolio approach to effectively account for the operating lease ROU assets and liabilities. Leases with a base rental period of less than 12 months are not recorded on Cox’s Consolidated Balance Sheet.

Cox’s primary source of lease income is related to leases of dark fiber through its subsidiaries Unite Private Networks ("UPN") and Segra and the carrier services division of Cox Business. Cox accounts for dark fiber leases by recognizing revenue on a straight-line basis ratably over the lease term. Cox also has lease income through the sublease of certain real estate properties. Cox's lease revenue was $133 million, $128 million and $129 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Revenue Recognition

Cox's revenues by service line are as follows:

	Years Ended December 31,
(in millions)	2025	2024	2023
Residential
Data	$5,706	$6,026	$6,079
Video	2,397	2,530	2,749
Telephony	197	235	294
Other (a)	551	549	560
Total residential	8,851	9,340	9,682

Commercial	3,472	3,417	3,365
Advertising	208	316	279
Total revenues	$12,531	$13,073	$13,326

(a) Other residential revenue includes franchise, regulatory and customer late fees, service protection fees, Cox Mobile and other miscellaneous revenues.

Residential — Cox generates revenues from subscription services to residential customers including internet, mobile, video, telephone and automation services. Cox considers each subscription service a distinct performance obligation and recognizes revenues on a monthly basis as the subscription service is provided. Residential contracts are generally month-to-month and customers can cancel at any time. Cox generally accounts for non-subscription services as distinct performance obligations and recognizes the revenue when the service is provided.

Residential internet offerings include several packages of high-speed internet with varying upload and download speeds, in-home WiFi service, out-of-home WiFi service and an internet security suite. Residential internet revenues primarily consist of subscription service tier revenue, equipment rental and installation revenue.

Mobile revenue consists of device sales and subscription revenues for unlimited talk and text and two packages to pay for gig usage. Revenue for the sale of devices is recognized upon sale. Subscription revenues for mobile are consistent with Cox's other month-to-month services described above, where customers are billed monthly for access to and usage of Cox's mobile services.

Residential video revenues primarily consist of subscription revenues for programming tiers, video on demand, pay per view, regulatory fees, equipment rental and installation revenue. Residential video subscribers may add additional video services offerings such as programming tiers, premium channels and streaming apps, in addition to non-subscription services such as video on demand programming and pay per view programming on per event pricing.

Residential telephony and automation services are also included in the service offerings with various options for each. Residential telephony revenues primarily consist of subscription service tier revenue, usage charges and regulatory fees. Cox offers residential smart home lighting and home automation. Automation revenues consist of subscription services or home automation, equipment sales and installation revenues.

For all residential subscription services, Cox determined upfront installation fees represent a material right, which provides the residential customer with the right to renew its service at a discount. Cox is amortizing the related revenue over the expected period of benefit of six months, which Cox determined on a portfolio basis.

Commercial — The commercial division of Cox, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber-based network solutions that support connected environments, unique hospitality experiences and diverse applications.

Commercial revenues primarily consist of subscription revenue, equipment rental, regulatory fees, usage charges and installation revenue. Cox recognizes revenues from commercial subscription services as the services are provided on a monthly basis and each service is accounted for as a distinct performance obligation. Commercial services are offered primarily as a subscription initially under contract. Commercial customers typically have an initial stated non-cancelable contract term with a substantive early termination clause. Subscription rates and related charges vary according to the services and features commercial customers receive. Commercial subscription revenue is recognized on a monthly basis as the related service is performed. Cox recognizes commercial non-subscription services such as pay per view and video on demand and usage charges when the service is provided. Cox determined that commercial upfront installation services are not a separate performance obligation but rather a component of the related subscription service. Therefore, upfront installation fees are deferred and recognized as revenue over the related average contract period.

Advertising — Cox Media, Cox’s advertising sales division, generates revenues from the sale of advertising inventory on cable television networks and digital media platforms, such as online, video-on-demand and mobile to local, regional and national businesses. Each advertisement placed is considered a distinct performance obligation and revenue is recognized in the period that the advertisement is broadcast. In addition to representing Cox, Cox Media has entered into contracts to represent other multi-video programming distributors in their advertising sales efforts. Cox has analyzed the representation contracts and determined that the company coordinating the sales efforts is the principal in the revenue contract because it controls the specified service before that good or service is transferred to a customer. When Cox is controlling the advertising sales effort for other distributors, it is acting as the principal in these arrangements and recognizes the revenue earned from the advertising customer on a gross basis and the amounts remitted to such distributor as cost of services. In some cases, another distributor controls the advertising sales efforts on behalf of Cox in certain markets. Cox is acting as an agent in these scenarios and records the revenue net of any fees retained by the distributor.

Timing of revenue — Substantially all revenue is recognized over time, rather than at a point in time, with the exception of advertising and mobile device revenues, which totaled $247 million, $347 million and $279 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Taxes and Fees — Fees imposed on Cox by various governmental authorities are passed through on a monthly basis to Cox's customers and are periodically remitted to authorities. Fees of $241 million, $311 million and $274 million for the years ended December 31, 2025, 2024 and 2023, respectively, were reported in revenues on a gross basis with a corresponding operating expense because Cox is acting as a principal. Certain taxes, such as sales taxes imposed on Cox's customers, collected and remitted to state and local authorities, are recorded on a net basis because Cox is acting as an agent in such situations.

Significant Judgments in Evaluating Revenue Recognition — For both residential and commercial offerings, Cox often provides more than one service to a customer. Cox markets these services individually and as bundled services. Cox’s residential and commercial services generally involve customer premise equipment, such as set-top boxes, cable modems or wireless gateways. The provisioning of equipment and installation service is interrelated; therefore, Cox must use judgment to determine what the distinct performance obligations are within the customer contract. Significant judgment is used to determine which performance obligations are distinct and should be accounted for separately and which performance obligations are not distinct and should be combined with the subscription service.

For residential revenues, allocation of the transaction price to the distinct performance obligations requires judgment. Revenue from residential customers that purchase bundled services at a discounted rate is allocated among the separate services based on the respective standalone selling prices. The standalone selling prices for residential services are readily available and observable based on the current prices at which Cox separately sells the services.

The determination of the period of benefit for deferral of residential installation revenue as a material right requires judgment. The residential upfront installation revenue is deferred over the period the charge remains material to the customer, which Cox determined to be six months. Cox considered both quantitative and qualitative factors (including average installation fee, average monthly recurring revenue per customer, churn rates and other factors) in its calculation of the period the fee remains material to the customer.

Deferred Revenue Contract Liabilities — Timing of revenue recognition may differ from the timing of invoicing to customers. Residential and commercial customers are invoiced for subscription services in advance of the service period. Deferred revenue contract liabilities ("Contract Liabilities") are recorded when Cox invoices customers upfront for installation services that are recognized as revenue over time, as discussed above under Residential Services and Commercial Services. Current Contract Liabilities, included in accrued expenses and other current liabilities in the Consolidated Balance Sheets, consist of residential and commercial upfront installation fees; long-term Contract Liabilities, included in other noncurrent liabilities in the Consolidated Balance Sheets, consist of commercial upfront installation fees. Both are immaterial as of December 31, 2025 and 2024.

Contract costs — Cox recognizes an asset for incremental costs of obtaining a contract with a customer if the amortization period of those costs is expected to be longer than one year and the costs are expected to be recovered. Commissions related to commercial cable services contracts are deferred and recognized over the average commercial contract term, which was determined on a portfolio basis. Deferred commercial commission costs are included in prepaid expenses and other current assets and other noncurrent assets in the Consolidated Balance Sheets and totaled $54 million and $40 million, respectively, as of December 31, 2025 and $64 million and $40 million, respectively, as of December 31, 2024. As the amortization period of residential commission costs is less than one year, Cox applied the practical expedient that allows such costs to be expensed as incurred. Cox has determined that the amortization period associated with residential commission costs is less than one year based on qualitative and quantitative factors. There were no impairment losses on contract costs for the years ended December 31, 2025 and 2024.

Operating Costs and Expenses

	Years Ended December 31,
(in millions)	2025	2024	2023
Programming costs (a)	$1,878	$2,064	$2,220
Other costs of revenue (b)	1,161	1,190	1,091
Field and technology operations (c)	1,014	918	976
Customer operations (d)	203	188	164
Sales and marketing	1,064	1,246	1,255
General and administrative	2,223	2,528	2,555
Total operating costs and expenses	$7,543	$8,134	$8,261

(a) Programming costs are amounts paid to programmers for cable content and to television stations for retransmission consent and are generally paid on a per-subscriber basis.

(b) Other costs of revenues include expenses that Cox incurs in conjunction with providing its residential, commercial and advertising services.

(c) Field and technology operations are costs associated with providing and maintaining Cox's nationwide Internet Protocol network and outside cable network.

(d) Customer operations are care costs necessary to maintain Cox's customer base in addition to sales and marketing.

Advertising Costs — Advertising costs associated with marketing Cox's products and services are generally expensed as costs are incurred. Advertising costs were $386 million, $477 million and $476 million for the years ended December 31, 2025, 2024 and 2023, respectively and are included in operating costs and expenses.

Income Taxes

Cox and its subsidiaries join with CEI in filing a consolidated U.S. federal income tax return and certain state income tax returns. Other subsidiaries file their own U.S. federal income tax returns based on the ownership structure and relevant tax laws. Current federal and state income tax expenses and benefits have been allocated on a separate-return basis to Cox based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI or based on separate state income tax returns.

Cox provides for income taxes using the asset and liability method, which requires an asset and liability based approach in accounting for income taxes. Deferred income taxes reflect the net tax effect on future years of temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. Valuation allowances are established when Cox determines that it is more-likely-than-not that some portion or the entire deferred tax asset will not be realized. Cox evaluates its effective tax rates regularly and adjusts them when appropriate based on currently available information relative to statutory rates, apportionment factors and the applicable taxable income in the jurisdictions in which Cox operates, among other factors.

Cox applies additional tax provisions, where applicable, related to accounting for uncertainty in income taxes, which prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Cox adjusts its estimates of uncertain tax positions periodically because of ongoing examinations by, and settlements with, various taxing authorities, as well as changes in tax laws, regulations, and interpretations. Cox classifies interest and penalties associated with its unrecognized tax benefits as a component of income tax expense.

Accounting Pronouncements Adopted

In December 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures. This ASU requires disaggregated information about an entity's effective tax rate reconciliation and income taxes paid information. Cox adopted ASU 2023-09 as of December 31, 2025, retrospectively, and the adoption did not have a material impact to the Consolidated Financial Statements.

Accounting Pronouncements Not Yet Adopted

In September 2025, the FASB issued ASU No. 2025-06, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. This ASU removes all references to prescriptive and sequential software development project stages. Rather, an entity is required to start capitalizing software costs when 1) management has authorized and committed to funding the software project and 2) it is probable that the project will be completed and the software will be used to perform the function intended (referred to as the “probable-to-complete recognition threshold”). The guidance is effective for Cox on January 1, 2028, with early adoption permitted. Cox is currently evaluating the potential effects of this standard on its Consolidated Financial Statements, as well as its policies, procedures and systems.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires new financial statement disclosures in tabular format, disaggregating information about prescribed categories underlying any relevant income statement expense caption. Qualitative disclosures about any remaining amounts in relevant expense line items must be provided. Separate disclosures of total selling expenses and an entity’s definition of those expenses are also required. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, with early adoption permitted. Cox expects the adoption of the standard to result in additional disaggregation of expense captions within its footnote disclosures.

Subsequent Events

Cox has evaluated events that occurred subsequent to December 31, 2025 for potential recognition and disclosure. Any applicable subsequent events have been evaluated through February 27, 2026, the date the Consolidated Financial Statements were issued.

3. ACQUISITIONS AND DIVESTITURES

Pending Disposition of Cox — In May 2025, Charter Communications, Inc. (“Charter”) and Charter Communications Holdings, LLC (“Charter Holdings”) entered into a transaction agreement (“Transaction Agreement”) with CEI. Pursuant to the Transaction Agreement, at the closing of the transactions, (i) CEI will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox that conduct Cox’s commercial fiber and managed IT and cloud services businesses, (ii) CEI will contribute the equity interests of Cox and certain other assets (other than certain excluded assets) primarily relating to Cox’s residential cable business to Charter Holdings, and (iii) CEI will pay $1.00 to Charter (collectively the "Cox Transactions"). The combined entity will assume Cox's approximately $12.6 billion in outstanding net debt and finance leases (assumed debt is on a proforma basis contemplating Cox's refinancing of debt maturities occurring between signing and closing of the transactions).

On July 31, 2025, Charter’s shareholders approved the Transaction Agreement.

Logicworks Acquisition — In January 2023, Cox acquired 100% of Logicworks Systems Corporation ("Logicworks"), a privately-held managed services and public cloud automation provider, through a merger agreement with Lancer Systems Holdco LLC, for consideration transferred of $246 million. Logicworks offers managed services, professional services and a proprietary user interface to its customer base, which are focused in the mid-market segment. Based on the estimated fair value of the assets acquired and liabilities assumed, Cox recognized $172 million in goodwill and $54 million in intangible assets associated with Logicworks' customer relationships, developed technology and trade name. Goodwill arising from the acquisition was primarily attributable to expected growth opportunities and a specialized workforce. The goodwill is not deductible for tax purposes. The developed technology and trade name will amortize over five years and customer relationships over 20 years, using a straight-line methodology.

Cox's accounting for the Logicworks acquisition has provided for estimates of the fair values of the assets acquired and liabilities assumed as of the acquisition date. The following table represents the final purchase price allocation.

(in millions)
Fair value of consideration transferred	$246
Total fair value to be allocated	$246

Cash and cash equivalents	$7
Other current and noncurrent assets	24
Property and equipment	6
Goodwill	172
Intangible assets	54
Deferred tax assets	5
Current and other noncurrent liabilities	(22)
Total fair value of net assets acquired	$246

4.     SUPPLEMENTAL CASH FLOW INFORMATION

Cox's significant non-cash investing and financing transactions and other supplemental cash flow information are as follows:

	Years Ended December 31,
(in millions)	2025	2024	2023
Significant non-cash transactions:
Property and equipment acquired under finance leases and other financing arrangements	$265	$23	$7
Operating lease ROU assets obtained in exchange for operating lease obligations	40	39	31
Contribution to capital from Cox Enterprises, Inc.	111	—	—

Supplemental cash flow information:
Cash paid for interest	$617	$555	$432
Cash paid for income taxes (a)	258	476	490
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	69	82	81
Operating cash flows for finance leases	52	43	44
Financing cash flows for finance leases	37	34	26

(a) The amounts disclosed as income taxes paid include both cash tax payments made directly to taxing authorities and payments made by Cox to its parent in settlement of its share of consolidated income tax obligations.

5.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying value of goodwill are as follows:

(in millions)	Gross Carrying Amount	Accumulated Impairment Loss	Goodwill — net
Balance—January 1, 2024	$2,735	$(1,477)	$1,258
Measurement period adjustments	2	—	2
Balance—December 31, 2024 and 2025	$2,737	$(1,477)	$1,260

For additional information regarding changes in goodwill, see Note 2 — Summary of Significant Accounting Policies and Note 3 — Acquisitions and Divestitures. For additional information regarding the determination of fair value, see Note 12 — Fair Value Measurements.

Intangible Assets

The carrying amounts of Cox's intangible assets are as follows:

		December 31, 2025			December 31, 2024
(in millions, except for WARUL)	WARUL (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	23	$622	$(131)	$491	$622	$(108)	$514
Amortizable trade names	5	42	(25)	17	42	(21)	21
Franchise renewal and contribution costs	—	26	(26)	—	27	(26)	1
Other agreements and rights	5	84	(57)	27	80	(50)	30
Total finite-lived intangible assets		$774	$(239)	$535	$771	$(205)	$566

Indefinite-lived intangible assets:
Cable franchise value				10,275			15,879
Trade names and other				351			351
CBRS spectrum licenses				213			213
Total indefinite-lived intangible assets				10,839			16,443

Total intangible assets — net				$11,374			$17,009

Amortization expense related to finite-lived intangible assets totaled $34 million, $35 million and $37 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Cox recorded an impairment charge of $5.6 billion related to cable franchise value for the year ended December 31, 2025, which is reflected as impairment of intangible assets on the Consolidated Statements of Operations. The decline in the estimated fair value is attributable to updated long-term financial projections that reflect a reduction in estimated future cash flows due to increased competition and changes in the macroeconomic outlook based on currently available data as well as recent declines in industry market multiples.

Future amortization expense for finite-lived intangible assets as of December 31, 2025, is estimated to be as follows:

(in millions)	Finite-Lived Intangible Assets
2026	$36
2027	34
2028	30
2029	29
2030	29
Thereafter	377
Total	$535

The actual amortization expense reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.

6.	RESTRUCTURING ACTIVITIES

In 2024, Cox announced a new organizational structure, which allocates needed resources to growth areas of the business. As a result, certain restructuring initiatives were implemented, which include severance costs.

The following represents the changes in the balances of the restructuring-related liabilities, which are reflected within accrued labor and benefits in the Consolidated Balance Sheets:

	December 31,
(in millions)	2025	2024
Balance at beginning of period	$180	$—
Expense(a)	—	180
Payments	(176)	—
Balance at end of period	$4	$180

(a) Restructuring-related charges were recorded to other — net on the Consolidated Statement of Operations.

7.	LEASES

The components of lease related expenses — net are as follows:

	Years Ended December 31,
(in millions)	2025	2024	2023
Operating lease expense (included within operating costs and expenses) (a)	$68	$82	$82

Finance lease expense:
Amortization of ROU assets (included within depreciation and amortization)	45	39	39
Interest on lease liabilities (included within interest expense — net)	52	43	44
Total finance lease cost	97	82	83

Variable lease expense (included within operating costs and expenses)	35	31	29
Sublease income (included within operating costs and expenses)	(12)	(11)	(11)
Total lease related expenses — net	$188	$184	$183

(a) Includes short-term leases, which are immaterial for the years ended December 31, 2025, 2024 and 2023, respectively.

Supplemental information related to leases is as follows:

	December 31,
	2025	2024
Operating lease right-of-use assets:
Other noncurrent assets	$155	$199
Operating lease liabilities:
Accrued expenses and other current liabilities	49	62
Other noncurrent liabilities	106	137
Total operating lease liabilities	$155	$199

Weighted Average Remaining Lease Term:
Operating leases	4 years	4 years
Finance leases	15 years	13 years

Weighted Average Discount Rate:
Operating leases	4%	3%
Finance leases	7%	7%

The following table reconciles the undiscounted cash flows for each of the first five years and total of the remaining years to the finance lease liabilities and operating lease liabilities recorded within the Consolidated Balance Sheet as of December 31, 2025.

(in millions)	Operating Leases	Finance Leases
2026	$57	$93
2027	40	82
2028	32	75
2029	20	76
2030	11	77
Thereafter	14	819
Total lease payments	174	1,222
Less amounts representing interest (a)	19	485
Present value of lease payments	$155	$737

(a) Represents amount necessary to reduce lease payments to present value calculated at Cox’s incremental borrowing rate at inception.

8.	DEBT

		December 31, 2025		December 31, 2024
(in millions)	Annual Interest Rate	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes and debentures with maturities (a):
Five years or less	1.80% to 6.95%	$3,889	$3,160	$3,989	$3,959
Between five and 10 years	2.60% to 5.70%	3,000	3,514	3,100	2,819
Greater than 10 years	2.95% to 8.38%	4,960	3,957	5,610	4,717
Total notes and debentures		11,849	$10,631	12,699	$11,495
Finance lease obligations (b)(c)	0.37% to 8.24%	737		584
Less unamortized discounts, premiums and issuance costs		(74)		(83)
Total debt		12,512		13,200
Less current maturities (b)		1,038		877
Total long-term debt		$11,474		$12,323

(a)	Require semi-annual cash interest payments based on their issuance dates.

(b)	Current portion of finance lease obligations totaled $38 million and $27 million as of December 31, 2025 and 2024, respectively.

(c)	Cox leases certain office facilities, cable transmission and distribution facilities, customer premise equipment and automobiles under finance leases.

The following table summarizes scheduled maturities of Cox's debt, excluding finance lease obligations, for the years succeeding December 31, 2025:

(in millions)	Debt Maturities
2026	$1,000
2027	1,000
2028	1,139
2029	—
2030	750
Thereafter	7,960
Total	$11,849

Revolving credit facility

Cox is a party to an amended and restated credit facility among Cox and CEI, as borrowers, and JP Morgan Chase Bank, N.A., as administrative agent, and certain other lenders and agents (the "Credit Facility"). The Credit Facility provides Cox and CEI with a revolving credit facility in an aggregate amount of $3.5 billion, plus uncommitted incremental facilities of up to $700 million, provided that the aggregate amount outstanding under the Credit Facility can never exceed $3.5 billion. Any amount payable under the Credit Facility that is not directly attributable solely to extensions of credit to Cox or CEI will be allocated equally between Cox and CEI. The Credit Facility provides that the commitments of the lenders under the Credit Facility will expire in October 2029; however, the borrowers have the right, which may be exercised no more than two times, to extend the commitments of any lenders willing to agree to such extension for a period of one additional year so long as a majority of the lenders agree to such extension.

Conventional borrowings under the Credit Facility bear interest at a rate selected by the relevant borrower (Cox or CEI) from three alternatives. The interest rate may be based on the 1) the Secured Overnight Financing Rate ("SOFR"), 2) the Federal Reserve Bank of New York rate, or 3) an alternate base rate. The alternate base rate loans will be based on the highest of the prime rate, the federal funds rate plus 0.50% or the one-month Adjusted Term SOFR Rate (SOFR plus 0.10%) for dollar denominated Loans plus 1.00%. In each case, the applicable interest rate will be increased by a margin imposed by the Credit Facility, which will depend upon the ratings of the relevant borrower's senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other individual or entity or subject to any other credit enhancement.

The Credit Facility also establishes a mechanism under which individual lenders may make discretionary loans in lieu of loans committed under the Credit Facility at rates agreed upon from time to time with the relevant borrower. Each borrower also must pay a commitment fee to each lender on the daily average unused amount of the commitment of such lender at a rate that varies from 0.075% to 0.225% depending on the ratings of the relevant borrower's senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other individual or entity or subject to any other credit enhancement. The commitment fee rate was 0.125% as of December 31, 2025 and 2024.

The Credit Facility requires each borrower to maintain a ratio of consolidated debt to pro forma consolidated operating cash flow (as defined in the Credit Facility, which is not comparable to operating cash flow presented elsewhere in this document), or the leverage ratio, of not more than 5.0 to 1.0. The leverage ratio may be increased to 5.5 to 1.0 as of the last day of the fiscal quarter during which a qualifying acquisition (as defined in the Credit Facility) shall have been consummated and each of the following three consecutive fiscal quarters.

The Credit Facility also contains a $500 million letter of credit subfacility for CEI and Cox. Additionally, the Credit Facility contains a $300 million subfacility for loans or letters of credit in certain designated alternate currencies. Outstanding letters of credit reduce availability under the Credit Facility.

As of December 31, 2025, Cox and CEI's availability under the Credit Facility was reduced as a result of $52 million and $10 million in certain undrawn letters of credit outstanding for Cox and CEI, respectively. Cox and CEI had no outstanding borrowings under the Credit Facility. Remaining capacity under the Credit Facility is available to provide liquidity support for Cox and CEI’s commercial paper programs. As of December 31, 2025, Cox had no outstanding issuances under its commercial paper program.

As of December 31, 2024, Cox and CEI's availability under the Credit Facility was reduced as a result of $37 million and $10 million in certain undrawn letters of credit outstanding for Cox and CEI, respectively. As of December 31, 2024, Cox had no outstanding issuances under its commercial paper program and no outstanding borrowings under the Credit Facility.

Commercial Paper Program

Cox has a commercial paper program that it supports by maintaining unused committed capacity under the Credit Facility. Cox's commercial paper program has an agreement with major financial institutions to issue from time to time short-term notes with a maturity of 390 days or less. Short-term notes issued under the commercial paper program are limited to available capacity under the Credit Facility, which is currently a maximum of $3.5 billion outstanding at any time. The short-term notes are sold in private placements, can have a fixed or floating interest rate or be issued at a discount and are issued in minimum denominations of $250,000. The notes are not rated by a nationally recognized statistical rating organization and Cox does not plan to issue notes under its commercial paper program in the near term. As of December 31, 2025 and 2024, CEI had no outstanding commercial paper subject to Cox's guarantee.

Debt Issuances and Repayments

In June and February 2025, Cox repaid $150 million of 7.625% notes and $700 million of 3.85% notes, respectively, upon their maturity date. Cox repaid $539 million of 3.15% notes upon their maturity date during the year ended December 31, 2024.

In August 2024, Cox issued $750 million aggregate principal amount of 5.45% notes due September 2034 and $750 million aggregate principal amount of 5.95% notes due September 2054. In January 2024, Cox also issued an additional $350 million aggregate principal amount of 5.45% notes due September 2028, an additional $300 million aggregate principal amount of 5.70% notes due June 2033 and $850 million aggregate principal amount of 5.80% notes due December 2053. Both issuances were in transactions exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 144A and Regulation S thereunder. The proceeds will be used for general corporate purposes, which may include the redemption, repayment or repurchase of other outstanding indebtedness, including repayment of debt with scheduled maturities.

Guarantee Arrangements

Cox is a party to an amended and restated credit agreement among Cox and CEI, as borrowers, and JP Morgan Chase Bank, N.A., as administrative agent, and certain other lenders and agents (the "Credit Facility"). CEI designated Cox as a restricted subsidiary under the Credit Facility. At the same time, Cox provided an unconditional guarantee of CEI’s obligations under the Credit Facility and CEI also provided an unconditional guarantee of Cox's obligations under the Credit Facility, which will be automatically released upon the release of Cox's guarantee of CEI's obligations under the Credit Facility. Cox will also guarantee CEI’s obligations under CEI’s commercial paper program. As of December 31, 2025 and 2024, CEI had no outstanding obligations under the Credit Facility and no outstanding commercial paper subject to Cox’s guarantee.

In addition, Cox and CEI provide unconditional cross-guarantees of the other’s obligations under each company’s respective outstanding notes (except for Cox's 6.53% debentures due 2028, of which no material amounts are outstanding). CEI and Cox may release their obligations under the cross-guarantee simultaneously with the other party’s release or in other customary circumstances. As of December 31, 2025 and 2024, CEI had $175 million of outstanding notes subject to Cox's guarantee.

Debt Covenants

Cox's debt agreements contain various affirmative, negative and financial agreements. As an example, Cox's Credit Facility requires Cox to maintain a maximum leverage ratio of not more than 5.0 to 1.0 with some exceptions for consummation of qualifying acquisitions. Cox also has restrictions around the level of secured debt and restricted subsidiary debt Cox can maintain. Each of these restrictions is subject to certain exceptions and qualifications that are set forth in these debt agreements. Cox was in compliance with all covenants under both its Credit Facility and its other debt instruments as of December 31, 2025 and 2024. As of December 31, 2025, Cox's leverage ratio, as defined above under "Revolving Credit Facility," was 2.4x.

9.	INCOME TAXES

Current and Deferred Income Tax

	Years Ended December 31,
(in millions)	2025	2024	2023
Current expense:
Federal	$(217)	$(415)	$(429)
State	(30)	(39)	(47)
Total current expense	(247)	(454)	(476)
Deferred benefit (expense):
Federal	907	(30)	(77)
State	112	34	(73)
Total deferred benefit (expense)	1,019	4	(150)
Total income tax benefit (expense)	$772	$(450)	$(626)

Reconciliation of Income Tax at the Statutory Rate to Income Tax Benefit (Expense)

The differences between income tax benefit (expense) and income taxes expected at the U.S. statutory federal income tax rate of 21% are as follows:

	Years Ended December 31,
(in millions)	2025		2024		2023
Tax benefit (expense) at U.S. federal statutory rate	$718	21.0%	$(457)	21.0%	$(534)	21.0%
State and local income taxes — net of federal tax impact (a)	63	1.9%	(7)	0.3%	(99)	3.9%
Research and development credits	10	0.3%	14	(0.7)%	11	(0.4)%
Changes in federal valuation allowances	(21)	(0.6)%	—	—%	—	—%
Other adjustments	2	—%	—	0.1%	(4)	0.1%
Income tax benefit (expense)	$772	22.6%	$(450)	20.7%	$(626)	24.6%

(a)	State taxes in the following jurisdictions comprised greater than 50% of the tax effect in this category for each year presented: California, Kansas, Louisiana and Virginia in 2025 and Louisiana and California in 2024 and 2023.

The change in income tax benefit (expense) between 2025 and 2024 was primarily due to a loss before income taxes in the current year compared with income before income taxes in the prior year, as well as, state and federal valuation allowance increases in 2025 and a decrease in state taxes due to a statutory tax rate reduction in 2024. The change in income tax expense between 2024 and 2023 was primarily due to a decrease in income before income taxes, a decrease in state taxes due to a statutory tax rate reduction in 2024 and a decrease in state taxes due to an audit settlement in 2023.

Tax Payment Summary

Income taxes paid are as follows:

	Years Ended December 31,
(in millions)	2025		2024		2023
U.S. Federal	$217		$415		$429

State:
Arizona	—	(a)	—	(a)	27
California	15		—	(a)	—	(a)
Other	26		61		34
Total income taxes paid — net	$258		$476		$490

(a) Jurisdiction below the threshold for period presented.

The amounts disclosed as income taxes paid include both cash tax payments made directly to taxing authorities and payments made by Cox to its parent in settlement of its share of consolidated income tax obligations.

Deferred Income Taxes

	December 31,
(in millions)	2025	2024
Net deferred tax (liabilities) assets:
Property and equipment	$(2,095)	$(2,115)
Intangible assets	(2,571)	(3,657)
Investments	(120)	(86)
Employee benefits and compensation	99	106
Net operating losses and tax credits	318	355
Finance lease obligations	118	130
Operating lease ROU assets	(34)	(45)
Operating lease liabilities	35	46
Other — net	110	69
Total	(4,140)	(5,197)
Valuation allowance	(306)	(268)
Total net deferred tax liability	$(4,446)	$(5,465)

A majority of the gross deferred tax assets for federal and state net operating loss and credit carryforwards will expire in varying amounts through 2045. As of December 31, 2025, Cox's valuation allowance was primarily related to state net operating loss carryforwards and hypothetical federal and state capital loss carryforwards under the separate return method. A portion of the valuation allowance reflects prior year adjustments associated with state net operating losses. As of December 31, 2024, the valuation allowance related primarily to state net operating loss carryforwards.

Under the separate return method, Cox generated federal and state capital losses. However, these tax attributes have been used in the consolidated income tax return filings to offset capital gains generated by other CEI subsidiaries. As of December 31, 2025, Cox has hypothetical deferred tax asset for capital loss carryforwards of $100 million, as well as immaterial hypothetical state losses, both of which have a corresponding full valuation allowance.

Uncertain Tax Positions

Cox's unrecognized tax benefits relate to a variety of issues for which the ultimate tax determination is uncertain due to the interpretation and judgment necessary in applying complex tax laws and regulations in various taxing jurisdictions. A reconciliation of the beginning and ending amounts of unrecognized tax benefits, exclusive of interest and penalties, is as follows:

(in millions)
Balance—January 1, 2024	$53
Activity on prior year tax positions	5
Additions on current year tax positions	4
Reductions on settlements with taxing authorities and expirations	(25)
Balance—December 31, 2024	37
Activity on prior year tax positions	—
Additions on current year tax positions	2
Reductions on settlements with taxing authorities and expirations	(9)
Balance—December 31, 2025	$30

Cox is under examination for the tax year 2025 and 2024 in the Internal Revenue Service's ("IRS") Compliance Assurance Program. This program accelerates the examination of key transactions with the goal of resolving any issues before the tax return is filed with the IRS. As of the date of the financial statement issuance, Cox federal tax returns have been examined and all issues have been settled through the 2023 tax year. Various states are currently conducting examinations of Cox's income tax returns for tax years 2016 through 2022. The statute of limitations for Cox's major tax jurisdictions remains open for examination for tax years 2016 to 2025.

Cox classifies penalties and interest associated with its unrecognized tax benefits as a component of income tax expense. For the years ended December 31, 2025, 2024 and 2023, penalties and interest expense are immaterial. As of December 31, 2025 and 2024, Cox has immaterial accrued liabilities for potential interest and penalties.

10.	COMMITMENTS AND CONTINGENCIES

At the time of divesting an ownership interest in an entity, Cox sometimes agrees to indemnify the buyer for certain liability risks. Cox believes that any liability to the company that may arise as a result of such indemnification agreements will not have a material adverse effect on the company taken as a whole.

At December 31, 2025, Cox had outstanding purchase commitments primarily related to costs associated with telecommunication networks, infrastructure, cloud computing and engineering totaling $1.0 billion, $332 million, $196 million, $141 million, $93 million and $254 million for the years ended December 31, 2026, 2027, 2028, 2029, 2030 and thereafter, respectively, as well as construction commitments of $289 million.

Legal Proceedings

Sony Music et al. — In July 2018, Sony Music Entertainment Inc., Warner Bros. Records Inc., Universal Music Corp. and several other music publishers and recording companies filed a copyright infringement lawsuit against Cox. The plaintiffs allege that Cox’s practices of handling Digital Millennium Copyright Act notices resulted in willful copyright infringement with respect to thousands of songs. Plaintiffs are seeking monetary damages.

In December 2019, a jury returned a verdict of $1.0 billion against Cox, and a finding of contributory infringement, vicarious infringement and willfulness. Following various post-trial motions, Cox appealed to the United States Court of Appeals for the Fourth Circuit. In addition to the merits appeal, Cox filed two Rule 60 motions in the trial court seeking relief from the verdict; those Rule 60 motions were heard and denied by the trial court in March 2022. Cox appealed the Rule 60 rulings to the Fourth Circuit, which held the Rule 60 appeal in abeyance until after the merits appeal. In February 2024, the Fourth Circuit affirmed the jury's finding of willful contributory infringement but reversed the jury's finding of vicarious liability and vacated the $1.0 billion judgment against Cox. Both parties' petitions for a rehearing en banc were denied by the Fourth Circuit. Cox also filed motions in the Fourth Circuit seeking partial appellate costs and an update regarding the Rule 60 appeal. Briefing concluded in the Rule 60 appeal in September 2024. Cox filed an unopposed motion to release the appeal bond, which was granted in May 2024. Cox’s motion for costs on the judgment bond was denied in August 2024. The trial proceeding has been stayed by the Fourth Circuit until the resolution of the Rule 60 appeal. The Fourth Circuit has not yet requested or scheduled oral argument on the Rule 60 appeal. In November 2024, in response to writs of certiorari filed by both parties, the United States Supreme Court called for the view of the United States Solicitor General. In May 2025, the United States Solicitor General submitted its brief amicus curiae recommending that Cox’s writ of certiorari be granted and Sony’s writ of certiorari be denied. In June 2025, the United States Supreme Court granted Cox’s writ of certiorari and denied Sony’s writ of certiorari. Cox’s opening brief was filed in August 2025. Oral argument was held in December 2025. The outcome of this matter cannot be predicted at this time.

TQ Delta — In July 2015, TQ Delta filed an action against Cox alleging patent infringement of eight patents related to the Multimedia over Coax Alliance standard, parts of which are alleged to be implemented in Whole Home DVR. The plaintiff voluntarily dropped two patents in response to the court’s requirement that the number of claims be reduced. Inter Partes Reviews ("IPRs") were filed against the remaining six patents. The Patent Trial and Appeal Board invalidated four of the patents during the IPR proceeding, but two patents survived on appeal to the United States Court of Appeal for the Federal Circuit. The parties have engaged in expert discovery and are awaiting rulings on claim construction and summary judgment. Trial is scheduled for October 2027. The outcome of this matter cannot be predicted at this time.

Entropic — In February 2023, Entropic Communications filed two separate actions against Cox alleging patent infringement. The first case was brought with twelve patents and was related to the Multimedia over Coax Alliance standard. The second case was brought with ten patents with allegations related to the DOCSIS ("Data Over Cable Service Interface Specification") and DOCSIS adjacent technologies. Through patent challenges brought both with the Court and the Patent Trial and Appeals Board ("PTAB"), sixteen patents were effectively invalidated. Entropic is in the process of appealing the rulings of invalidity issued by the U.S. Patent Office to the Federal Circuit. There has been no activity in these cases beyond Claim Construction hearings and no schedule has been set in either case. The outcome of this matter cannot be predicted at this time.

Other Patent Matters — Cox is a defendant or co-defendant in several lawsuits involving alleged infringement of various patents relating to various aspects of its businesses. In the event that a court ultimately determines that Cox infringes on any intellectual property rights, Cox may be subject to substantial damages and/or an injunction that could require Cox or its vendors to modify certain products and services Cox offers to its subscribers, as well as negotiate royalty or license agreements with respect to the patents at issue. While Cox intends to vigorously defend the actions, no assurance can be given that any adverse outcome would not be material to Cox's Consolidated Financial Statements. Cox cannot predict the outcome of any of these matters nor can it reasonably estimate a range of possible loss at this time.

Other Legal Proceedings — Cox and its subsidiaries are parties to various other legal proceedings that are ordinary and incidental to their businesses.

11.	EQUITY

Common Stock

As of December 31, 2025, 2024 and 2023, there were 1,000 authorized shares of common stock, with a par value of one dollar, with 100 shares issued and outstanding. Holders of common stock are entitled to one vote per share and dividends are payable when and as declared.

As of December 31, 2025 and 2024, CEI, through wholly-owned subsidiaries, owned 100% of the outstanding shares of Cox's common stock. For the years ended December 31, 2025 and 2024, Cox paid dividends to its shareholder of $1.0 billion.

Noncontrolling Interests ("NCI")

In 2023, Cox entered into a Securities Purchase Agreement with the NCI in Fiber Platform, LLC ("Fiber Platform") to purchase from various entities affiliated with UPN, a wholly-owned subsidiary of Fiber Platform, the common stock and Class A Units of Fiber Platform for $429 million. As a condition of closing, Cox also made tender offers to each management investor to purchase all of the remaining outstanding Class A Units for $87 million. Also as a condition of closing, tender offers were made to each holder of the Class B Units and Class B Participation Units, which were issued under long-term incentive compensation plans. The $429 million specified in the Securities Purchase Agreement and the payments made under the tender offers resulted in Cox purchasing all remaining interests in Fiber Platform for $608 million, effective June 2023.

Cox’s purchase of the NCI in Fiber Platform did not result in a change in Cox’s existing control of Fiber Platform, which resulted in no gain or loss recognition. Instead, the difference between the carrying value of the NCI and the consideration paid by Cox to acquire the NCI was recognized in additional paid-in capital, net of $98 million for deferred income taxes, within the Consolidated Statements of Changes in Equity. A portion of the tender offers described above that involved long-term incentive compensation plans resulted in accelerated vesting and compensation costs of $37 million, of which $13 million was capitalized and $24 million was expensed in 2023.

12.	FAIR VALUE MEASUREMENTS

Cox measures certain financial assets and liabilities at fair value on a recurring basis and also measures certain nonfinancial assets at fair value on a nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability as defined in the below fair value hierarchy:

Level 1 — Observable inputs such as quoted prices in active markets;

Level 2 — Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 — Unobservable inputs in which there is little or no market data, which require an entity to develop its own assumptions.

Recurring Fair Value Measurements

Cash Equivalents — Cox's cash equivalents are measured at fair value on a recurring basis and generally consist of money market funds, time deposits and commercial paper. The fair values of Cox's cash equivalents fall within Level 1 of the fair value hierarchy and are based on a market approach using quoted prices and other relevant information generated by market transactions involving identical or comparable assets.

Debt — Cox's notes and debentures as of December 31, 2025 and 2024 is based on inputs other than quoted prices in active markets, that are observable either directly or indirectly and is classified within Level 2.

Other Financial Instruments — The carrying amounts of the Cox’s accounts receivable, accounts payable and other current assets and liabilities approximate fair value due to their short-term maturities and/or nature of these instruments.

Non-Recurring Fair Value Measurements

Cox's nonfinancial assets (such as property and equipment, goodwill and intangible assets), equity method investments and nonmarketable equity securities are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that an impairment may exist. Inputs used in these fair value measurements are often unobservable and may require judgment, which could affect the ascribed fair values.

Cox performed a quantitative impairment test of its cable franchise value and trade name as of December 31, 2025 and 2024. The fair value of cable franchise value was determined using an excess earnings method. The excess earnings analysis incorporates estimates and forward-looking projections, including significant inputs such as revenue growth rates, margins, return on debt-free working capital, contributory asset returns and the discount rate. As a result, Cox recorded an impairment to intangible assets for the year ended December 31, 2025 of $5.6 billion. The fair value of the intangible assets falls within Level 3 of the fair value hierarchy.

Cox identified impairment indicators related to a debt security in 2025 and certain nonmarketable equity securities in 2024 and 2023. As a result, Cox estimated the fair values of these investments and recorded impairments to investment expense — net of $43 million, $50 million and $137 million for the years ended December 2025, 2024 and 2023, respectively. The fair value of the equity securities fall within Level 3 of the fair value hierarchy.

Cox acquired a controlling financial interest in Logicworks during 2023. The acquisition value ascribed to the entity was based on arms-length negotiations, which were estimated using discounted cash flow models. The fair value of assets acquired and liabilities assumed were determined using the cost, income and market approaches, including market participant assumptions. In the case of trade name and developed technology acquired, Cox estimated fair value using the relief-from-royalty method, which assumes that value is provided to the extent the acquirer is relieved of the obligations to pay royalties for the benefits received from the technology and the trade name. This method required estimations of future revenues for the technology and brand, the appropriate royalty rates and the weighted-average cost of capital. The fair value for customer relationships was determined as of the acquisition date using the excess earnings method. Under this methodology, fair value is determined based on the estimated future after-tax cash flows arising from the acquired customer relationships over the estimated useful lives after considering customer attrition and contributory asset charges. Goodwill represents the difference between the acquisition value and fair values ascribed to the entities’ net assets, inclusive of these identified assets. All of these fair value estimates fall within Level 3 of the fair value hierarchy.

13.	TRANSACTIONS WITH AFFILIATED COMPANIES AND RELATED PARTIES

For all periods presented in the Consolidated Financial Statements, related party transactions and activities between Cox and CEI, other CEI subsidiaries and other related parties may not have been consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist.

Allocated Expenses from CEI

Allocated expenses as shown in the table below are directly calculated or based on CEI's estimate of services provided to Cox in relation to those provided to other CEI subsidiaries. Cox believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had Cox contracted directly with third parties.

	Years Ended December 31,
(in million)	2025	2024	2023
Employee Benefits Plans
Healthcare and other employee benefits	$271	$255	$244
Qualified and nonqualified pension (a)	68	91	91
401(k) Plan	80	91	80
Postemployment and postretirement benefits (a)	22	22	22
Long-term incentive compensation	164	142	170
Other Allocated Expenses (b)
Management services	258	278	236
Occupancy-related services	27	26	39

(a)	The service cost component related to Cox’s qualified and nonqualified pension plans and postretirement benefits is recorded to operating costs and expenses on the Consolidated Statements of Operations. The non-service cost component, which includes interest cost, expected return on plan assets, prior service cost amortization and actuarial loss amortization, is recorded to miscellaneous income — net on the Consolidated Statements of Operations and totaled $16 million, $26 million and $33 million for the years ended December 31, 2025, 2024 and 2023.

(b)	Cox receives certain management (e.g., legal, corporate secretarial, tax, cash management, treasury, internal audit, risk management, employee benefit administration and other support services) and occupancy-related (e.g., repairs and maintenance, utilities, insurance and property taxes) services from CEI.

Healthcare and Other Employee Benefits — Certain of Cox's employees participate in CEI and other company sponsored employee benefit plans, including medical, dental, vision, life and long-term disability insurance plans. Eligibility requirements vary depending on the plan, but are generally available to full-time employees and, depending on the plan, their dependents.

Qualified and Nonqualified Pension — Certain full-time employees of Cox are eligible to participate in CEI's funded, qualified, defined-benefit pension plan. Certain key employees also participate in CEI's unfunded, nonqualified, supplemental pension plan. These plans call for benefits to be paid to eligible employees at retirement based primarily upon years of service with CEI and Cox and compensation rates near retirement. Under the pension plans, CEI allocates pension expense to Cox generally based on the actuarial determinations of the effects of Cox's employees' participation in the plans. Annual expenses may be volatile, largely as a result of economic factors, including volatility in discount rates and investment returns, as well as changes in laws, regulations and assumptions used to calculate pension expense.

401(k) Plan — In February 2017, CEI announced that it will no longer offer participation in both its pension or postretirement healthcare plans to Cox employees who join or are rehired with Cox after March 2017. Such employees will instead be offered an enhanced match in the 401(k) Plan, consisting of a 100% match of contributions up to 6% of eligible compensation, plus an annual contribution of 2% of eligible compensation, which vests on the third anniversary of employment. Employees hired prior to April 1, 2017 will continue to participate and accrue benefits under the existing pension and postretirement healthcare plans and will also continue to receive a 50% match on contributions up to 6% of eligible compensation under the 401(k) Plan.

Postemployment and Postretirement Benefit Plans — Cox also provides certain postemployment benefits and postretirement healthcare and life insurance benefits to certain employees through participation in CEI's postemployment and retiree healthcare plans. Under these plans, CEI allocates postemployment and postretirement expense to Cox generally based on the actuarial determinations of the effects of Cox's employees' participation in the plans.

Long-Term Incentive Compensation — Cox offers eligible executives and key employees the opportunity to participate in the CEI Long-Term Incentive Plan ("LTIP"), which provides for the payment of benefits in the form of cash. CEI plan awards are typically granted annually. Awards granted under the LTIP are three-year awards and vest 100% on the third anniversary of the grant date. Compensation expense for the plan awards is allocated to Cox by CEI based on the accelerated vesting model and expectations about meeting CEI revenue, profitability and/or cash flow targets.

Amounts due from Cox Enterprises, Inc.

Cox receives day-to-day cash management services from CEI, with settlements of outstanding balances between Cox and CEI occurring periodically. The amounts due from CEI are due on demand and represent the net balance of the intercompany transactions. The interest rate is based on CEI's internal borrowing rate, generally determined from CEI's rates under the Credit Facility, which ranged from 3.94% to 4.45% in 2025, 4.62% to 5.45% in 2024 and 5.18% to 6.44% in 2023. CEI adopted SOFR rates as of July 2023 and used LIBOR rates in prior periods. The associated interest income was $188 million, $209 million and $97 million for the years ended December 31, 2025, 2024 and 2023, respectively

Other Related Party Transactions

CEI purchases insurance for a fixed premium cost from several insurance companies, including an insurance company indirectly owned by descendants of Governor James M. Cox, the founder of CEI, which was subsequently acquired by CEI in December 2024. These related party insurance companies are insurers and reinsurers on various insurance policies purchased by CEI and employ a consulting actuary to calculate the annual premiums for general, auto and workers' compensation and property liability insurance based on CEI's loss experience, consistent with insurance industry practice. Cox's portion of these insurance costs totaled $64 million, $74 million and $76 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Cox pays fees to certain entities in which it has a minority ownership interest in exchange for cable programming. Programming fees related to such affiliates were $34 million, $39 million and $37 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Cox receives advertising revenue from, and pays commissions to, National Cable Communications LLC (rebranded as Ampersand), an entity in which it has a minority ownership interest. Revenues related to Ampersand were $54 million, $130 million and $68 million for the years ended December 31, 2025, 2024 and 2023, respectively. Commissions expenses paid to Ampersand were $7 million, $17 million and $9 million for the years ended December 31, 2025, 2024 and 2023, respectively.

CTech Lease — In December 2010, Cox entered into a finance lease agreement with CTech Holdings, LLC ("CTech") for two new buildings at the CEI headquarters campus in Atlanta, Georgia. The properties serve as the primary operations of Cox's technology organization. The term of the finance lease is from June 2012 through January 2038.

Cox Headquarters Lease — In October 2013, Cox entered into a 25-year financing agreement with JMC-T2, LLC ("T2") for an office tower on the CEI headquarters campus in Atlanta, Georgia. The property serves as the corporate headquarters of Cox. Cox guaranteed the payments associated with the construction debt. The term of the agreement is from February 2015 through February 2040.

Future related party commitments, included within Cox's finance lease liabilities, as of December 31, 2025 are estimated to be as follows:

(in millions)	CTech Lease	Cox Headquarters Lease
2026	$27	$24
2027	27	24
2028	28	25
2029	29	26
2030	30	26
Thereafter	232	275

There are various other related party activities between Cox and related parties that individually, and in the aggregate, are not material to Cox's Consolidated Financial Statements.

In April 2025 and October 2024, Cox contributed $75 million and $45 million, respectively, to the James M. Cox Foundation for the benefit of biodiversity initiatives aimed at protecting critical species and their habitats.

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